Exhibit 99.(h)(28)

SHAREHOLDER SERVICES AGREEMENT

JPMorgan Chase Bank, NA

THIS SHAREHOLDER SERVICES AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2013 by and between JPMorgan Chase Bank, N.A . (“JPMC”) and the entity set forth as “Company” on the signature page of this Agreement (“Company”).

WHEREAS, certain clients of J.P. Morgan (each, a “Client”) own or will own shares held by J.P. Morgan (“Shares”) of one or more of the funds identified in Schedule A of this Agreement (each, a “Fund”), each of which is registered as an investment company under the Investment Company Act of 1940, as amended; and

WHEREAS, each of the Funds have engaged Company in relation to the shareholder servicing and sub accounting/record keeping services contemplated by this Agreement and have permitted Company to select and appoint a service provider to provide such services to shareholders of each Fund; and

WHEREAS, on the terms and conditions hereinafter set forth, the parties desire for J.P. Morgan to perform certain administrative services on behalf of the Funds, and J.P. Morgan is willing and able to furnish such services;

NOW, THEREFORE, J.P. Morgan and the Company agree as follows:

1.             Shareholder Services I Appointment as Servicing Agent

Company requests that J.P. Morgan perform, and J.P. Morgan agrees to perform, the services set forth in Schedule B of this Agreement (the “Services”) with respect to each Client.   Company hereby engages and appoints J.P. Morgan, and J.P. Morgan agrees to act as, servicing and sub-accounting/record keeping agent in all respect to the Services.

2.                                       Fees and Expenses

In consideration of the performance of the Services by J.P. Morgan, Company will make payments to J.P. Morgan as compensation, the annualized rate for each Fund set forth in Schedule A of the average daily net assets of all Shares over the relevant period. The parties agree that the Services are for shareholder servicing and sub accounting/record keeping services and do not constitute payment in any manner of investment advisory services or for costs of distribution of tbe Shares.

3.                                          Representations and Warranties

A.             Representations by Each Party

Each party to this Agreement represents and warrants to the other party each of the following:

The party is duly organized and validly existing and in good standing in its jurisdiction of organization and has full power and authority under applicable law and bas taken all action necessary to enter into and perform its obligations and duties under this Agreement.

This Agreement constitutes its legal, valid and binding obligation and is enforceable against it in accordance with its terms.

The party is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder will not violate or conflict with its governing documents or agreements or any applicable law.

No consent or authorization of, filing with or other act by or in respect of any governmental authority, is required in connection with the execution, delivery, performances, validity or enforceability of this Agreement.

B.            Representations by J.P. Morgan

J.P. Morgan represents and warrants to Company that JPMorgan Chase Bank, N.A. is exempt from registration as a broker-dealer under the 1934 Act and is either duly registered under state and federal securities laws or is exempt from having to so register in order to provide the Services, and is duly qualified and has all requisite licenses and authority to carry on its business in all jurisdictions in which is conducts business.

C.  Representations by Company

Company represents and warrants to J.P. Morgan that Company is duly registered under the federal securities laws to engage J.P. Morgan on behalf of the Funds as contemplated by this Agreement and is duly qualified and has all requisite licenses and authority to carry on its business in all jurisdictions in which it conducts business.

4.                                      Confidentiality

J.P. Morgan and Company agree that all non-public books, records, information and data pertaining to the business of the other parties that are exchanged or received pursuant to the negotiations or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or by such party to carry out this Agreement or an order of any court, governmental agency or regulatory body having jurisdiction or by request of any bank or securities regulatory authorities having jurisdiction over J.P. Morgan.

5.                                      Limitation of Liability/ Indemnity

J.P. Morgan shall be responsible for the performance of only those duties that are set forth in this Agreement. J.P. Morgan’s sole liability for any wrongful act or failure to act in connection with any of the Services shall be direct damages incurred because of its gross negligence or willful misconduct.  Under no circumstance shall J.P. Morgan be liable for any indirect, incidental, special, or consequential damages, regardless of the form of action and even if it has been advised of the possibility of such damages. Neither party will be responsible for losses caused directly or indirectly by events or conditions beyond its control, such as war, acts of terrorism, natural disasters, government restrictions, strikes, a failure of public utility, communication, computer, equipment or other systems, a failure or delay in receiving electronic data or any law, legal or regulatory requirements, exchange or market rulings, or suspension of trading.

The Company and J.P. Morgan (each, an “Indemnitor”) shall indemnify and hold harmless the other and its respective officers, directors, partners, employees, trustees, shareholders and agents (“Indemnitees”), against any claims or liabilities suffered by all or any such lndemnitees to the extent arising out of any material breach of this Agreement or any of the representations , warranties or covenants contained in this Agreement by the Indemnitor or any act or commission or omission or the gross negligence or willful misconduct of the lndemnitor relating to this Agreement or the services rendered hereunder, including reasonable legal fees and other out-of-pocket expenses of defending such claim or liability.

6.                                      Miscellaneous

A.            Termination I Withdrawal of Offering

Either party may terminate this Agreement upon 30 days’ advance written notice to the other party. The provisions of Section 5 of this Agreement (Limitation of Liability I Indemnity) shall survive termination of this Agreement.

B.            Amendment I Assignment

This Agreement may be amended only by written agreement of the parties hereto. The parties anticipate that this agreement may apply to multiple funds contemplated today as in the future and accordingly, Attachment A may be amended and/or supplemented from time to time by the parties though a mutually agreed-upon procedure without affecting the remainder of the Agreement. This Agreement may not be assigned without the written consent of all parties to the Agreement at the time of such assignment, except that J.P. Morgan may assign this Agreement to an affiliate upon notice. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Governing Law I Jurisdiction I Waiver of Jury Trial

Except as otherwise provided, or insofar as preempted by federal law, this Agreement shall be governed by the law of the State of New York without giving effect to its choice of law or conflict of laws provisions. Each party to this Agreement submits to the exclusive jurisdiction of any federal or state court located in the county of New York, New York for all legal proceedings arising out of this Agreement and irrevocably waives any objection of inconvenientt forum that such party may now or later have. To the extent permitted by law, the parties knowingly, volw1tarily and irrevocably waive all right to trial by jury in any action, proceeding or counterclaim, of whatever type or nature, including but not limited to actions in contract or tort, arising out of this Agreement or the relationship established by this Agreement.   Each party acknowledges that this jury waiver is a material inducement to us to enter into this agreement and acknowledge that no representative of the other party has represented (expressly or otherwise) that it might not enforce this jury waiver in the event of litigation.

C.  Notices

All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by facsimile, electronic transmission, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties. Any notice, demand or other communication shall be deemed to have been delivered on receipt.

To J.P. Morgan :		To the Company:

J.P. Morgan Private Bank		Tributary Capital Management

270 Park Avenue, 5th Floor		1620 Dodge Street, Stop l089

New York, New York 10167-0002		Omaha, NE 68197

Attention: John Pagnotta		Attention : Managing Partner

Phone Number:	(212) 464-0924	Phone Number:	(402) 602-3401
Facsimile Number:	(917) 849-3185	Facsimile Number:	(402) 938-5608

D.         Non-Exclusivity

Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

E.         Miscellaneous

This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

J.P. MORGAN		COMPANY

J.P. Morgan Chase Bank, N.A.		Tributary Capital Management

By:	/s/ John Pagnotta	By:	/s/ Stephen R. Frantz
Name:	John Pagnotta	Name:	Stephen R. Frantz
Title:	V.P.	Title:	Managing Partner

Schedule A
Funds

Fund	A1rnlicable Fee (bps)
Institutional Plus Share Class of Small Company Fund	10 bps

Schedule B
Administrative Services

A.            Records a nd Recordkeeping

Maintaining and updating separate records for each Client, which shall reflect the shares purchased and redeemed and share balances of such Clients from time to time. J.P. Morgan will maintain and preserve all records required by law to be maintained and preserved in connection with providing the Services, and shall otherwise comply with all laws, rules and regulations applicable to the Services.

Preparing and delivering Client statements reflecting, at a minimum

i.          The total number of Shares owned by the Client;

ii.           Purchases and redemptions of Shares by the Client during the relevant period; and

iii.           Amounts paid during the relevant period in regards to the Shares

Processing and file U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to payments made in regard to the Shares.

Receiving, tabulating and transmitting to the Company proxies executed by Clients with respect to annual and special meetings of shareholders of each Fund.

Maintaining and preserving all records as required to be maintained and preserved in connection with providing the Services.

B.            Processing

Transmission of purchase and redemption orders in accordance with the fund’s prospectus

Processing dividend payments

C.  Information

Distributing to each Client information relating to the Shares including prospectuses, SAI’s, proxy materials, periodic fund reports and other materials, as needed.

Answering Client inquiries regarding services described in Schedule B.

D.           Funding

Disbursing or crediting to each Client all amounts transmitted to J.P. Morgan which are due to such Client pursuant to the Client’s rights in regards to the Shares, including proceeds of redemptions of Shares, dividends and other distributions not reinvested in Shares.

E.             Proxv Voting

If J.P. Morgan or its nominee is the shareholder of record for any Client, J.P. Morgan shall vote (or shall cause its nominee to vote) shares as directed by the Client.